EXHIBIT 10.2

August 1, 2022

Nick Daniel
(Delivered via DocuSign)

Dear Nick:

We are pleased to confirm your internal transfer to the position of Chief Product Officer effective July 29, 2022 (the “Effective Date”). You will report to Josh Silverman, CEO and your base pay will be $375,000, paid in accordance with the company’s normal payroll practices and you will remain remote from the state of Ohio.

You will continue to participate in our bonus program and your target bonus will be 70% of your base salary, with an update to the bonus structure as follows: 70% of the bonus target will be based on company performance, while 30% of the bonus payout will be based on individual performance. Your bonus, if any, shall be paid via the Etsy payroll process on the date Etsy bonuses are paid.

Etsy will also propose that you receive an equity award with a fair value at the time of the grant equal to $4,000,000. The equity award and related terms below are subject to the approval of Etsy’s Compensation Committee and are typically granted on the first day of the month following your Effective Date and are granted in accordance with our Equity Grant Policy.

Seventy percent (70%) of the equity award will be in the form of Restricted Stock Units (which we refer to as RSUs). The RSUs will “vest” (or convert into shares of Etsy’s common stock) over the course of your continued employment with Etsy. 12.5% of your RSUs will vest if you remain continuously employed at Etsy through April 1, 2023. The balance of your RSUs will vest in equal installments every 6 (six) months thereafter over the next 3.5 years of continuous employment with Etsy.

Thirty percent (30%) of the equity award will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that mirror the terms of the PSUs included in the form of performance stock unit agreement for 2022 Etsy ET annual grants.

Your equity awards will be subject to the terms and conditions of Etsy’s 2015 Equity Incentive Plan and your award agreements, which will also specify your vesting dates. There will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements.

You will also receive a $24,000 travel stipend (equal to $3,000 a month) via payroll in one lump sum payment on August 15, 2022 to cover travel starting August 1, 2022 - March 31, 2023.

You understand and acknowledge that all other terms and conditions of your employment, including those in the offer letter and the Proprietary Information and Inventions Agreement you signed in January 2014 will remain unchanged. You understand that you will continue to be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have the same right.

We are excited that you are taking on this new opportunity and continuing your career at Etsy. Congratulations and best of luck!

Very truly yours,
Toni Thompson
/s/ Toni Thompson
VP, People
Etsy, Inc.

…………………………………………………………………………………………………

I have read and accept the details of the internal transfer:

Name: Nick Daniel
Signature: /s/ Nick Daniel
Date: 8/2/2022

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January 17, 2014

Nicholas Daniel
[Delivered via Email]

Dear Nicholas,

Etsy, Inc. ("Etsy" or the "Company") is pleased to offer you full-time employment on and subject to the terms of this letter.

Your start date will be_. Your title will be Senior Product Manager and you will report to Jay Bergesen. Your salary will be $165,000.00 per year (paid according to the Company's standard payroll schedule). In addition, as a regular employee of Etsy, you will be eligible to participate in a number of Company sponsored benefits, as in effect from time to time.

You will be granted an option to purchase 13,500 shares of the Company's common stock, subject to the approval Etsy’s Board of Directors. The Board of Directors will determine the exercise price per share when this option is granted. The option will be subject to the terms and conditions under the Company's 2006 Stock Plan and the applicable Stock Option Agreement.

You will vest 25% of the option shares after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous service.

As a condition of your employment, you must sign the relevant Proprietary Information and Inventions Agreement, which is attached as Exhibit A and provide legal proof of your identity and authorization to work in the United States. While you work for Etsy, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest.

You also confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Etsy.

All of us at Etsy are excited about you joining our team and we look forward to a beneficial and fruitful relationship. We hope both you and the Company will find mutual satisfaction with your employment. Nevertheless, you have the right to terminate your employment at any time for any reason, with or without cause or notice, and Etsy reserves for itself an equal right.

This letter (including the attached Exhibit) is the full and complete agreement between you and Etsy, and any contrary representations that may have been made to you are superseded by it. The terms of this offer may only be changed by written agreement signed by you and a duly authorized Etsy officer (other than you). Also please note that your job duties, title, compensation and benefits, as well as the Etsy's personnel policies and procedures, may change from time to time.

You may accept this offer by signing and dating this letter agreement and the Proprietary Information and Inventions Agreement and returning them to me.

This letter and the resolution of any disputes relating in any way to this letter or your employment with Etsy will be governed by New York law (excluding laws relating to conflicts or choice of law). In addition, you and Etsy submit to the exclusive jurisdiction· and venue of the federal and state courts within the City of New York with respect to any such disputes.

Very truly yours,

/S/ Brian Christman
Brian Christman
VP of HR, Recruiting, and Employee Engagement, Etsy Inc.

…………………………………………………………………………………………………

I have read and accept this employment offer:

Signature: /S/ Nicholas Daniel
Name: Nicolas Daniel
Date: 1/21/2014

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Effective as of January 17, 2014 the following confirms an agreement between Etsy, Inc., a Delaware corporation (the Company) and the individual identified on the signature page to this Agreement. This Agreement is a material part of the consideration for my employment by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the patties agree as follows:

1.    NO CONFLICTS. I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third patty's confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.    INVENTIONS.

a. Definitions. Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial prope1ty rights of any sort throughout the world (including any application therefore). Inve11lio11 means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

b. Assignment. To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company). I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.

c. Assurances. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d. Other Inventions. If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e. Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral

Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

3.    PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company's employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4.    RESTRICTED ACTIVITIES. For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).

a. Definitions. Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate, or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (I%) of the outstanding equity of a public company. Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business pa1tner of the Company with which I have contact during my employment. Cause means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b. Acknowledgments. I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely impo1tant to the Company's success.

c. As an Employee. During my employment with the Company, I will not directly or indirectly:
(i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a Competing Business).

d. After Termination. For the period of one year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within the State ofNew York, the rest of the United States, or anywhere else in the world.

e. Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

5.     EMPLOYMENT AT WILL. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).

6.    SURVIVAL. I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third patty.

7.    GOVERNING LAW; REMEDIES. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right .or remedy will not be deemed a waiver of any other right or remedy. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also· understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be a adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, TN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

ETSY, INC.

By: /s/ Brian Christman
Name: Brian Christman
Title: VP, Human Resources

EMPLOYEE

Name: Nicholas Daniel
Signature: /s/ Nick Daniel
Address: XXXXXXX